Exhibit A

JOINT FILING AGREEMENT

This Agreement is made this 29th day of April, 2011, by and between each of the undersigned.

WHEREAS, each of the undersigned is required to file a Schedule 13D with respect to beneficial ownership of securities in Puda Coal, Inc.

NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in Puda Coal, Inc., and each of the undersigned hereby designates and appoints the other as his attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any amendments to such Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

By: /s/ Ming Zhao
Name: Ming Zhao

By: /s/ Yao Zhao
Name: Yao Zhao

[SIGNATURE PAGE TO JOINT FILING AGREEMENT]